FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

1,250,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.375% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Z

Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	1,250,000 depositary shares, each representing a 1/25th interest in a share of perpetual 7.375% Fixed Rate Reset Noncumulative Preferred Stock, Series Z (the “Series Z preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	February 28, 2023

Settlement Date:	March 7, 2023 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series Z preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$1,250,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$1,231,250,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 15th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series Z preferred stock to, but excluding, May 15, 2028 (the “First Reset Date”), at an annual rate of 7.375% on the liquidation preference amount of $25,000 per share of Series Z preferred stock, quarterly in arrears, beginning on August 15, 2023 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.209% on the liquidation preference amount of $25,000 per share of Series Z preferred stock, quarterly in arrears, beginning on August 15, 2028.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, August 15, 2023

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior approval of the Federal Reserve, Citigroup may redeem the Series Z preferred stock in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated February 28, 2023), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	None

CITIGROUP INC.

1,250,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.375% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Z

Voting Rights:	The holders of the Series Z preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series Z preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967 PC9 / US172967PC98

Use of Proceeds:	Citigroup expects to use the net proceeds from the sale of the Series Z preferred stock for general corporate purposes, which may include the partial or full redemption of outstanding shares of Citigroup’s Series B preferred stock and repurchases and redemptions of other outstanding securities of Citigroup and its subsidiaries, including Citigroup common stock and other series of Citigroup preferred stock. The Preliminary Prospectus Supplement does not constitute a notice of redemption with respect to the Series B Preferred Stock or any other outstanding series of Citigroup preferred stock nor an obligation to issue a notice of redemption for the Series B preferred stock or any other outstanding series of Citigroup preferred stock. Any such notice, if given, will only be given in accordance with the provisions of such outstanding series of preferred stock, as applicable.

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Senior Co-Managers:

Bank of China Limited, London Branch

Barclays Capital Inc.

BBVA Securities Inc.

Blaylock Van, LLC

BMO Capital Markets Corp.

C.L. King & Associates, Inc.

Capital One Securities, Inc.

CastleOak Securities, L.P.

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

R. Seelaus & Co., LLC

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

United Overseas Bank Limited

CITIGROUP INC.

1,250,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

7.375% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Z

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

AmeriVet Securities, Inc.

BNY Mellon Capital Markets, LLC

CaixaBank, S.A.

CAVU Securities, LLC

CIBC World Markets Corp.

Commonwealth Bank of Australia

Danske Markets Inc.

Desjardins Securities Inc.

Erste Group Bank AG

Fifth Third Securities Inc.

Great Pacific Securities

Huntington Securities, Inc.

Independence Point Securities LLC

Industrial and Commercial Bank of China (Asia) Limited

JMP Securities LLC

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

Melvin Securities LLC

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Roberts and Ryan Investments, Inc.

Stern Brothers & Co.

Tigress Financial Partners, LLC

UniCredit Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.